UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2025

VIVAKOR, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41286	26-2178141
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

5220 Spring Valley Road, Suite 500

Dallas, TX 75254

(Address of principal executive offices)

(469) 480-7175

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VIVK	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Interim Forbearance Agreement with Cedarview

As previously reported, on October 31, 2024, Vivakor, Inc. (the “Company”), as the borrower, and certain of its subsidiaries, being Vivaventures Management Company, Inc., Vivaventures Oil Sands, Inc., Silver Fuels Delhi, LLC, White Claw Colorado City, LLC, Vivaventures Remediation Corporation, Vivaventures Energy Group, Inc., and Silver Fuels Processing, LLC, as guarantors (collectively, the “Guarantors” or “Subsidiaries”, as context requires), Cedarview Opportunities Master Fund LP, as the lender (the “Lender” or “Cedarview”); and Cedarview Capital Management, LLC, as the agent (the “Agent”), entered into a Loan and Security Agreement (the “Loan Agreement”). Pursuant to the Loan Agreement, the Company issued a secured promissory note (the “Note”) in the principal amount of $3,670,160.77, and the Lenders agreed to provide such term loan to the Company (the “Term Loan”) with maturity on October 31, 2025. On November 5 and 6, 2024 (the “Closing Date”), the Company received the net proceeds from the Term Loan less (i) a 3% origination fee, and (ii) repayment of $2,000,000 in outstanding principal, $68,009 in accrued interest, and a $242,991 prepayment fee pursuant to that certain Loan and Security Agreement dated February 5, 2024, by and between the Company, as borrower thereunder, certain of its Subsidiaries, as guarantors thereunder, and Lender and Agent. On April 9, 2025, a Side Letter Cedarview went effective which amended the terms of the Loan Agreement. Under the terms of the Side Letter, we agreed to pay the remaining amounts we owe under the Cedarview Loan as follows: (i) $589,890.37 on or before April 9, 2025, (ii) payments of $150,000 on each of April 30, 2025 and May 31, 2025, and (iii) four monthly payments of $645,684.69 until the Cedarview Loan has been paid in full. In exchange for Cedarview agreeing to the extended repayment terms under the Side Letter for the Cedarview Loan we agreed we would (a) pay Cedarview 30% of any net amounts we receive from drawdowns from any equity lines of credit we do in the future as payments on the Cedarview Loan, (b) pay Cedarview 30% of any net proceeds received from the sale of any assets in the future as payments on the Cedarview Loan, and (c) issue Cedarview, or its assignees, 300,000 shares of our restricted common stock. We paid the $589,890.37 payment on April 9, 2025 and issued Cedarview, and its assignees, 300,000 shares of our restricted common stock on April 11, 2025.

On December 31, 2025, we entered in an Interim Forbearance Agreement (the “Interim Forbearance Agreement”) with Cedarview, under which Cedarview agreed to forbear any rights it has for the Company’s default as a result of the Company’s failure to pay the Note in accordance with its terms, as amended. Cedarview agreed to forbear its rights and not call the Company in default under the Note through January 23, 2026 in exchange for the Company agreeing to enter into a long-term forbearance agreement on or before January 23, 2026, under which the maturity date for the Note will be extended to January 31, 2027 and the Company will agree to a payment plan for the Note and will agree to a Confession of Judgment with respect to (i) all amounts due and owing under the Note, including accrued but unpaid interest thereon that has accrued at the default interest rate, and (ii) $200,000 of collection expenses with respect thereto. The other terms of the extension of the maturity date will be determined between the parties on or before January 23, 2026, when the parties plan to execute a further agreement.

Item 1.01 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the agreements in connection with the Interim Forbearance Agreement, and such description is qualified in its entirety by reference to the full text of the Interim Forbearance Agreement and its exhibits are attached hereto as Exhibit 10.1.

Item 3.02	Unregistered Sales of Equity Securities

As previously reported, between June 6, 2025 and June 9, 2025, Vivakor, Inc. (the “Company”) issued convertible promissory notes (the “Lender Notes”), to seven non-affiliated accredited investors (the “Lenders”), in the aggregate principal amount of $5,117,647.06 in connection with a Securities Purchase Agreement entered into by and between the Company and the Lenders (the “Lender SPA”). Under the terms of the Lender SPA and the Lender Notes, the Company received $4,350,000 prior to deducting customary fees.

Between December 31, 2025 and January 7, 2026, the Company received Notices of Conversion from the Lenders converting a total of $256,690 of the amounts due under the Lender Notes into 37,886,206 shares of the Company’s common stock (the “Lender Shares”). Pursuant to the terms of the Lender Notes and the Notices of Conversion, the Company issued the Lender Shares. The Lender Shares were issued without a Rule 144 restrictive legend pursuant to a legal opinion received by the Company and its transfer agent. The issuances of the foregoing securities were exempt from registration pursuant to Section 4(a)(2) of the Securities Act promulgated thereunder as the holder is an accredited investor and familiar with our operations.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Exhibit
10.1	Interim Forbearance Agreement with Cedarview dated December 31, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVAKOR, INC.

Dated: January 7, 2026	By:	/s/ James H. Ballengee
		Name:	James H. Ballengee
		Title:	Chairman, President & CEO

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